Exhibit 10.12

TFF PHARMACEUTICALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into on March 7, 2023, to be effective as of December 5, 2022 (the “Effective Date”), by and between TFF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Harlan Weisman, M.D. (“Executive”).

R E C I T A L S

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to employ Executive as its President and Chief Executive Officer during the Employment Term, as defined below; and

WHEREAS, Executive is willing to accept his employment on the terms hereinafter set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Company hereby employs Executive in the capacity of President and Chief Executive Officer, in accordance with the terms of this Agreement, the Amended and Restated Bylaws of the Company, as further amended from time to time (“Bylaws”), and all Company policies or procedures currently in effect or subsequently implemented. Executive will render such business and professional services in the performance of his duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will also serve, without additional compensation, as an officer, director or manager of any subsidiary of the Company. For the duration of the Employment Term, Executive agrees to devote his best efforts and substantially all of his business time and energy to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except as herein permitted or with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investment and charitable activities and serve on corporate boards of directors that, in any case, do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder. Those activities listed on the attached Appendix A shall be deemed approved and participation in such activities, consistent with past practice, shall not breach the obligations set forth in this paragraph.

(c) Board Membership. During the Employment Term, Executive will continue to serve as a member of the Board, subject to any required stockholder approval, with the title Vice Chairman of the Board. Such Board membership during and after the Employment Term shall constitute continued service for vesting purposes pursuant to the Incentive Stock Option Agreement referenced in paragraph 4 below and for purposes of the 2021 Plan (as hereinbelow defined) so that Executive’s employment termination alone shall not constitute a Termination of Service thereunder.

2. At-Will Employment; Severance.

a) Executive and the Company agree and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason, and with or without cause, subject to the terms of this Agreement. In the event that the Company terminates Executive’s employment other than for Cause, or in the event that Executive terminates his employment for Good Reason, the Company agrees to the following: (1) the Company will pay Executive twelve (12) months’ of his Base Salary and a pro-rata target bonus for the year of termination and (2) Executive will continue to vest pursuant to the Stock Option Agreement referenced in paragraph 4 below during such 12-month period irrespective of whether there is a Termination of Service (as defined in the Stock Option Agreement) during such 12-month period. The twelve (12) months of Base Salary shall be paid in accordance with the Company’s regular payroll practices. The pro-rata target bonus shall be paid in a lump sum in the payroll period following the effective date of a separation agreement executed by Executive, which agreement shall contain a general release of claims, but which shall not contain post-employment covenants of greater scope or duration than those in this Agreement and which shall not release any rights to indemnification to which Executive may be entitled nor any rights pursuant to the Stock Option Agreement.

b) For purposes of this Agreement, “Cause” shall mean: (i) any willful, material violation by the Executive of any law or regulation applicable to the business of the Company; (ii) the Executive’s conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, or any willful perpetration by the Executive of a common law fraud, (iii) the Executive’s commission of an act of material personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iv) any material breach by the Executive of this Agreement or the Confidential Information Agreement, or (v) any willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company. In order to terminate Executive for Cause, the Company must give Executive written notice within sixty (60) days of the Board’s actual knowledge of the event(s) giving rise to Cause), provided, that in order to terminate Executive for Cause pursuant to (i), (iii), (iv) or (v), the Company must also allow Executive at least fifteen (15) days from receipt of such written notice of the event(s) giving rise to Cause to cure such event(s), if curable.

c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (i) a reduction in Executive’s Base Salary or target bonus opportunity other than a pro-rata reduction in salary applicable to all senior executives of the Company and so long as Executive’s Base Salary is not reduced by more than ten percent (10%) in the aggregate; (ii) a material reduction in Executive’s title or job duties, including responsibilities, reporting relationship, and/or authorities; (iii) a material breach of this Agreement or any other material written agreement between Executive and the Company by the Company Group; or (iv) requiring Executive to relocate his principal place of work more than twenty (20) miles without permitting Executive to work remotely from home. In order to resign for Good Reason, Executive must provide written notice to the Company within sixty (60) days of his actual knowledge of the event giving rise to Good Reason setting forth the basis for his resignation (if applicable) and allow the Company at least fifteen (15) days from receipt of such written notice to cure such event.

3. Compensation.

(a) Base Salary. During the Employment Term, beginning on the Effective Date, the Company will pay Executive as compensation for his services a base salary of $550,000 per annum, which may be increased at the Company’s discretion (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. The Board will review the Executive’s performance, generally on an annual basis, with increases, if any, to the Base Salary, as determined by the Board in its sole discretion.

(b) Bonuses. Executive will be eligible to receive an annual incentive bonus for each calendar year, beginning with calendar year 2023, targeted at 50% of the prevailing Base Salary. The performance metrics for the calendar year 2023 bonus are set forth in Appendix B attached hereto. The future bonus periods and related performance metrics will be determined in advance of each bonus period by the Board or its Compensation Committee, based upon goals and objectives approved by the Board or its Compensation Committee, each as determined by the Board or the Compensation Committee following discussion with Executive.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the TFF Pharmaceuticals, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) and the Company’s retirement, group medical, dental, vision, disability, life insurance and flexible-spending account plans, if applicable. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive acknowledges that in connection with his employment hereunder the Company has granted Executive options under the 2021 Plan to purchase up 1,792,450 shares of the Company’s $0.001 par value common stock pursuant to a Stock Option Agreement of even date herewith.

5. Paid Time Off. Executive will be entitled to paid time off of twenty-five (25) days per year in accordance with the Company’s prevailing policy, with the timing and duration of specific periods mutually and reasonably agreed to by Executive and the Company. Any accrued, unused paid time off will be paid out to Executive upon termination of employment for any reason. The Company and Executive have agreed that Executive will be on approved vacation from March 15 to March 29, 2023.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Company; Matters; Confidential Information.

(a) Confidential and Proprietary Information. Concurrently with or prior to the execution of this Agreement, Executive shall have signed a copy of the Company’s standard Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”). The Company agrees to provide Executive with confidential information, as defined in the Confidential Information Agreement, subsequent to his execution of the Confidential Information Agreement.

(b) Resignation on Termination. On termination of Executive’s employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any of its subsidiaries, unless otherwise agreed by the parties. The parties acknowledge and agree that, notwithstanding the preceding sentence, upon termination of Executive’s employment for any reason other than the Company’s termination for Cause he shall not be required to resign his position as Vice Chairman of the Board.

(c) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.

(d) Return of Company Property. Executive agrees that, at the time of leaving the employ of the Company, Executive will, after a reasonable, good-faith search, deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event Executive discovers any Company property thereafter, he will promptly return it to the Company, and in no event will he use or disclose it for the benefit of himself or any third party other than as expressly permitted by the Company.

8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and shall be subject to its terms. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void, unless otherwise required by law.

9. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by electronic mail directed to the party to be notified at the address or electronic mail address indicated for such party on the signature page to this Agreement, or at such other address or electronic mail address as such party may designate by written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of electronic mail.

10. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

11. Arbitration.

(a) Except as provided in subsection (b) below, the Company and Executive agree that any dispute, claim or controversy concerning his employment or the termination of his employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. To the extent permitted by law, the Company shall pay the administrative and arbitrator fees associated with the arbitration, except for the first $300.00 in administrative fees for any arbitration that is initiated by Executive, and each party shall separately pay its respective counsel fees and expenses. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include, to the extent permissible by law, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Any party may also petition the court for injunctive or other equitable relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement. In the event that either party seeks such relief, no bond shall be required, and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. Any such relief will be filed in any state or federal court serving New York County, New York.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, SUBJECT TO SECTION 11(b), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

12. Integration. This Agreement, the Stock Option Agreement and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including that certain term sheet dated December 4, 2022 between the parties relating to Executive’s employment hereunder.

13. Waiver; Amendment. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach. This Agreement may only be amended or otherwise modified in a writing signed by the parties hereto.

14. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

16. Tax Withholding. All payments made to Executive pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

18. Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

19. Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that Executive has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

“Company”

TFF Pharmaceuticals, Inc.,
a Delaware corporation

By:	/s/ Stephen Rocamboli
Stephen Rocamboli,
Chairman of the Compensation
Committee of the Board

“Executive”

/s/ Harlan Weisman
Harlan Weisman, M.D.